Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aimmune Therapeutics, Inc.:

We consent to the use of our report dated June 4, 2015 except for Note 11, which is as of July 30, 2015, with respect to the balance sheets of Aimmune Therapeutics, Inc. as of December 31, 2013 and 2014, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014 incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

August 11, 2015